Exhibit 10.31
WAIVER

THIS WAIVER, made and effective as of April 29, 2013 (the “Waiver”), is made by and between Gary W. Loveman (“Executive”), Chairman of the Board, Chief Executive and President of Caesars Entertainment Corporation, a Delaware corporation (the “Company”), and the Company.

 WHEREAS, Executive is a participant in the Company’s Executive Counseling Financial Plan (the “Plan”) and in accordance with the terms of that certain Employment Agreement made as of January 28, 2008, and amended on March 13, 2009 (the “Employment Agreement”) between Harrah’s Entertainment, Inc. (now named Caesars Entertainment Corporation) and Executive, Executive is entitled to receive Fifty Thousand Dollars ($50,000.00) per year for financial counseling under the Plan (the “Financial Counseling Benefit”);

WHEREAS, the Company has suspended the Plan effective immediately, provided that eligible expenses submitted for reimbursement prior to the close of business on Friday May 3, 2013 will be reimbursed; and

WHEREAS, the Company has requested that and Loveman has agreed to waive his participation in the Plan.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Waiver.   Executive hereby waives the benefits of the provisions of Section 6.5 of Executive’s Employment Agreement, pursuant to which Executive is entitled to the Financial Counseling Benefit.

2.     Effectiveness of Waiver; Limited Effect; No Modifications.   This Waiver will become effective as of the date hereof. The waiver set forth above shall be limited precisely as written and relate solely to the provisions of Section 6.5 of the Employment Agreement in the manner and to the extent described above, and nothing in this Waiver shall be deemed to constitute a waiver of compliance by Executive with respect to any other term, provision or condition of the Employment Agreement or any other instrument or agreement referred to therein. Nothing contained in this Waiver will be deemed or construed to amend, supplement or modify the Employment Agreement (including, without limitation, the provisions of Section 6.5 thereof) or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

3.     Miscellaneous.

(a)     This Waiver is governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions of such State.

(b)     This Waiver shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

        (c)     The headings in this Waiver are for reference only and do not affect the interpretation of this Waiver.

(d)     This Waiver may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Waiver electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Waiver.

(e)     This Waiver constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties have executed this Waiver as of the date first written above.

CAESARS ENTERTAINMENT CORPORATION
By: /s/ Mary Thomas Name: Mary Thomas Title: Executive Vice President HR
GARY W. LOVEMAN
/s/Gary W. Loveman